EAGLE ROCK ENERGY PARTNERS
LONG TERM INCENTIVE PLAN
(As Amended and Restated June 24, 2014)

RESTRICTED UNIT AGREEMENT
This Restricted Unit Agreement (this “Agreement”) is made and entered into by and between Eagle Rock Energy G&P LLC, a Delaware limited liability company (the “General Partner”), and _______________ (the “Service Provider”). This Agreement is entered into as of the ___ day of [______________], 20[__] (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.
W I T N E S S E T H:
WHEREAS, Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), has adopted the Eagle Rock Energy Partners Long Term Incentive Plan, as amended and restated June 24, 2014 (the “Plan”), to, among other things, attract, retain and motivate certain employees, officers and directors of the Partnership, ERGP, the General Partner and their respective Affiliates (collectively, the “Partnership Entities,” which term shall include any successor to the Partnership, ERGP or the General Partner and any other entity that is an Affiliate of such successor entity or entities); and
WHEREAS, the Board has authorized the grant of restricted units under the Plan to employees, officers and directors as part of their compensation for services provided to the Partnership Entities.
NOW, THEREFORE, in consideration of the Service Provider’s agreement to provide or to continue providing services to the Partnership Entities, the Service Provider and the General Partner agree as follows:
SECTION 1.    Grant.
The General Partner hereby grants to the Service Provider as of the Date of Grant an award of _____ Units, subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and in this Agreement, including, without limitation, those restrictions described in Section 2 (the “Restricted Units”).
SECTION 2.    Restricted Units.
The Restricted Units are restricted in that they may be forfeited to the General Partner and in that they may not, except as otherwise provided in Section 6, be transferred or otherwise disposed of by the Service Provider until such restrictions are removed or expire as described in Sections 4 and 5 of this Agreement. The General Partner shall issue in the Service Provider’s name the Restricted Units and shall retain the Restricted Units until the restrictions on such Restricted Units expire or until the Restricted Units are forfeited as described in Sections 4 and 5 of this Agreement. The Service Provider agrees that the General Partner will hold the Restricted Units pursuant to the terms of this Agreement until such time as the Restricted Units are either delivered to the Service Provider or forfeited pursuant to this Agreement.
SECTION 3.    Rights of Service Provider; Unit Distribution Rights.
Effective as of the Date of Grant, the Service Provider shall be treated for all purposes as a Unit holder with respect to all of the Restricted Units granted to him pursuant to Section 1 (except that the Service

Provider shall not be treated as the owner of the Units for federal income tax purposes until the Restricted Units vest (unless the Service Provider makes an election under section 83(b) of the Code, in which case the Service Provider shall be treated as the owner of the Units for all purposes on the Date of Grant)) and shall, except as provided herein, have all of the rights and obligations of a unit holder with respect to all such Restricted Units, including any right to vote with respect to such Restricted Units and to receive any UDRs thereon if, as, and when declared and paid by the Partnership, including, without limitation, any UDRs consisting of the distribution of special purchase or other rights. Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to the restrictions described herein, including, without limitation, those described in Section 2.
SECTION 4.    Forfeiture and Expiration of Restrictions. Subject to the terms and conditions of this Agreement, the restrictions described in Section 2 shall lapse and the Restricted Units shall become vested and nonforfeitable (“Vested Units”), provided the Service Provider has continuously provided services to the Partnership Entities, without interruption, from the Date of Grant through each applicable vesting date (each, a “Vesting Date”), in accordance with the following schedule:

Vesting Date	Cumulative Vested Percentage
On [__________]	33%
On [__________]	66%
On [__________]	100%

SECTION 5.    Effect of Change of Control and Termination of Service.
(a)Change of Control. Notwithstanding anything herein to the contrary, if a Change of Control occurs prior to the final Vesting Date (the date of such occurrence, the “Change of Control Date”) and the Service Provider’s employment or service relationship is terminated on or after the Change of Control Date by a Partnership Entity without Cause or by the Service Provider for Good Reason, then the restrictions on a number of Restricted Units shall automatically lapse on the 60th day following the date of such termination such that the number of Restricted Units for which the restrictions have lapsed as of the 60th day following the Service Provider’s date of termination will be equal to the product of (i) the total number of Restricted Units granted to the Service Provider pursuant to this Agreement, times (ii) a fraction, the numerator of which is the number of full months (counting the month in which the Service Provider’s termination of employment or service relationship occurs as a full month), beginning with the month in which the Date of Grant occurred, during which the Service Provider was employed by, or provided services to, the Partnership Entities, or such greater number up to 36 as determined by the Committee in its sole discretion, and the denominator of which is 36; provided, that, upon such termination of employment or service, the Service Provider executes a release of all claims against the Partnership Entities (the form of which shall be delivered to the Service Provider on the date of termination) within 45 days following the Service Provider’s date of termination and does not subsequently revoke such release within the seven (7) day period following its execution; provided further, that, if the Service Provider does not execute such release or executes and later revokes such release, the Service Provider shall not be entitled to receive the accelerated vesting described in this Section 5(a).

(b)Termination Generally. Subject to Sections 5(a) and 5(c), upon termination of the Service Provider’s employment or service relationship with the Partnership Entities, all Restricted Units granted pursuant to this Agreement that have not yet vested as of the date of termination shall terminate automatically and be cancelled upon such termination and neither the Service

Provider nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect to such cancelled Restricted Units. Notwithstanding the foregoing, the [Committee] [Chief Executive Officer of the General Partner], in [its] [his] sole and absolute discretion on such terms and conditions as it shall determine, may decide in certain situations not otherwise addressed in Sections 5(a) or 5(c) to vest all or any portion of the Restricted Units granted pursuant to this Agreement that remain outstanding and unvested immediately prior to the Service Provider’s termination.

(c) Termination due to Death or Disability. If the Service Provider’s employment or service relationship with the Partnership Entities is terminated due to the Service Provider’s death or Disability prior to the final Vesting Date, then all Restricted Units granted pursuant to this Agreement that have not yet vested as of the date of termination shall immediately become fully vested and nonforfeitable as of the date of such termination.

(d)Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)    Cause. The term “Cause” means a determination made in good faith by [two-thirds (2/3) of the Board] [the Chief Executive Officer of the General Partner] that the Service Provider (A) willfully and continually failed to substantially perform the Service Provider’s duties with the Partnership Entities (other than a failure resulting from the Service Provider’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Service Provider specifying the manner in which the Service Provider has failed to substantially perform, (B) willfully engaged in conduct which is demonstrably and materially injurious to the Partnership Entities, monetarily or otherwise, (C) has been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony, (D) has committed an act of fraud, or material embezzlement or material theft, in each case, in the course of the Service Provider’s employment relationship with the Partnership Entities, or (E) has materially breached (I) the Service Provider’s duties or obligations to the Partnership Entities under any applicable common law or the provisions of the governing documents of the Partnership Entities or (II) any obligations of the Service Provider under any agreement (including any non-compete, non-solicitation or confidentiality covenants) entered into between the Service Provider and any Partnership Entity; provided, however, that no termination of the Service Provider’s services shall be for Cause as set forth in clause (B), (D) or (E) above until (1) there shall have been delivered to the Service Provider a copy of a written notice setting forth that the Service Provider was guilty of the conduct described in clause (B), (D) or (E) above, as applicable, and specifying the particulars thereof in detail and (2) the Service Provider shall have been provided an opportunity to be heard by the [Board] [the Chief Executive Officer of the General Partner] (with the assistance of the Service Provider’s counsel if the Service Provider so desires). No act or failure to act on the part of the Service Provider shall be considered “willful” unless the Service Provider has intentionally or deliberately acted or failed to act with knowledge that such action or failure to act was likely to be materially injurious to the Partnership Entities. Notwithstanding anything contained herein or in the Plan to the contrary, no failure to perform by the Service Provider after a notice of termination is given shall constitute Cause.
(ii)    Change of Control. The term “Change of Control” has the meaning given such term in the Plan; provided, that, for the avoidance of doubt, a sale or other disposition by one or more members of the NGP Group of all or substantially all of their aggregate ownership, as of the Date of Grant, of the Outstanding Equity and the Outstanding Voting Securities shall not, in and of itself, constitute a Change of Control for purposes of this Agreement.
(iii)    Disability. The term “Disability” means (A) a physical or mental impairment of sufficient severity that, in the opinion of the [Board] [the Chief Executive Officer of the General Partner], the Service Provider is unable to continue performing the duties assigned to the Service Provider prior to such impairment or the Service Provider’s condition entitles the Service Provider to disability benefits under any insurance or employee benefit plan of any Partnership Entity in which the Service Provider participates, and (B) the impairment or condition is cited by the employing Partnership Entity as the reason for the Service Provider’s termination.
(iv)    Good Reason. The term “Good Reason” means the occurrence of any of the following events or conditions: (A) a change in the Service Provider’s status, title, position or responsibilities (including reporting responsibilities) which represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto, the assignment to the Service Provider of any duties or responsibilities that are inconsistent with such status, title, position or responsibilities, or any removal of the Service Provider from or failure to reappoint or reelect the Service Provider to any of such positions, except in connection with the termination of the Service Provider services for Cause, due to the Service Provider’s Disability or death, or by the Service Provider voluntarily without Good Reason, (B) a reduction in the Service Provider’s annual base salary, (C) a change in the geographic location at which the Service Provider must perform services (without the consent of the Service Provider) to a location more than thirty-five (35) miles from the location at which the Service Provider normally performs such services as of the Date of Grant, except for reasonably required business travel that is not materially greater than such travel requirements prior to the Date of Grant, (D) the failure by the Partnership Entities to continue in effect any material compensation or benefit plan in which the Service Provider was participating as of the Date of Grant or to provide the Service Provider with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each compensation or employee benefit plan, program and practice as in effect immediately prior to the Date of Grant (or as in effect following the Date of Grant, if greater), (E) any material breach by a Partnership Entity of any provision of the Plan or of any provision of the Service Provider’s employment agreement, if any, or (F) any purported termination of the Service Provider’s service relationship for Cause by a Partnership Entity that does not otherwise comply with the terms of the Plan, this Agreement or the Service Provider’s employment agreement, if any. In the case of the Service Provider’s allegation of Good Reason, (1) the Service Provider shall provide notice to the Committee of the event alleged to constitute Good Reason within 90 days of the occurrence of such event, (2) the Partnership Entities shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation, and (3) if not remedied within that 30-day period, the Service Provider’s employment or service relationship with the Partnership Entities shall terminate on the day following the last day of such 30-day period.
SECTION 6.    Limitations on Transfer.
The Service Provider agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Restricted Units hereby acquired prior to the applicable Vesting Dates, including pursuant to a domestic relations order issued by a court of competent jurisdiction, unless such transfer is expressly approved in writing by the [Committee] [the Chief Executive

Officer of the General Partner]. Any attempted disposition of the Restricted Units in violation of the preceding sentence shall be null and void.
SECTION 7.    Nontransferability of Agreement.
This Agreement and all rights under this Agreement shall not be transferable by the Service Provider other than by will or pursuant to applicable laws of descent and distribution. Any rights and privileges of the Service Provider in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Service Provider or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, the Restricted Units shall automatically be forfeited. Notwithstanding the foregoing, all or some of the Restricted Units or rights under this Agreement may be transferred if such transfer is approved in writing by the [Committee] [the Chief Executive Officer of the General Partner].
SECTION 8.    Adjustment of Restricted Units.
The number of Restricted Units granted to the Service Provider pursuant to this Agreement shall be adjusted to reflect unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the Units with respect to which they were distributed or issued.
SECTION 9.    Delivery of Vested Units.
Promptly following the expiration of the restrictions on the Restricted Units as contemplated in Sections 4 and/or 5 of this Agreement, and subject to Section 10, the General Partner shall cause to be issued and delivered to the Service Provider or the Service Provider’s designee the number of Restricted Units as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to the Service Provider any previously unpaid UDRs distributed with respect to the Restricted Units. Neither the value of the Restricted Units nor the UDRs shall bear any interest owing to the passage of time.
SECTION 10.    Securities Act.
The General Partner shall have the right, but not the obligation, to cause the Restricted Units to be registered under the appropriate rules and regulations of the SEC. The General Partner shall not be required to deliver any Units hereunder if, in the opinion of counsel for the General Partner, such delivery would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. By accepting this grant, the Service Provider agrees that any Units that the Service Provider may acquire upon vesting of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.
SECTION 11. Copy of Plan.
By the execution of this Agreement, the Service Provider acknowledges receipt of a copy of the Plan.
SECTION 12. Notices.
Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the

United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or the Service Provider may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The General Partner and the Service Provider agree that any notices shall be given to the General Partner or to the Service Provider at the following addresses:

General Partner:    Eagle Rock Energy G&P, LLC
Attn: Charles C. Boettcher
P.O. Box 2968
Houston, Texas 77252-2968
Phone: (281) 408-1260
Fax: (281) 715-4142

Service Provider:	At the Service Provider’s current address as shown in the General Partner’s records.
SECTION 13. General Provisions.
(a)    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Service Provider and the General Partner.
(b)    Continuation of Service. This Agreement shall not be construed to confer upon the Service Provider any right to continue in the service of the Partnership Entities.
(c)    Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Texas, without giving effect to any conflict of laws provisions.
(d)    Amendments. This Agreement may be amended only by a written agreement executed by the General Partner and the Service Provider, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 4(c) or 7(c) of the Plan) materially reduces the rights or benefits of the Service Provider with respect to the Restricted Units without his consent.
(e)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner and upon any person lawfully claiming under the Service Provider.
(f)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to this subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
(g)    No Liability for Good Faith Determinations. Neither the Partnership Entities, nor the members of the Committee or the Board, nor any officer of the General Partner, shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Units granted hereunder.

(h)    No Guarantee of Interests. The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.
(i)    Withholding Taxes. Upon any taxable event arising in connection with the Restricted Units, the Partnership Entities shall have the authority and the right to deduct or withhold, or to require the Service Provider to remit to a Partnership Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Service Provider’s employment tax obligations) required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless other arrangements have been made by the Service Provider that are acceptable to the applicable Partnership Entity and unless otherwise determined by the Board (which such determination may not be delegated), the General Partner or one of its Affiliates shall withhold Units otherwise issuable in respect of such Restricted Units having a Fair Market Value on the date of withholding equal to the aggregate amount of taxes required to be withheld with respect to such event based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.
(j)    Insider Trading Policy. The terms of the General Partner’s Insider Trading Policy with respect to Units are incorporated herein by reference.
(k)    Term Validity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
(l)    Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or pursuant to the sale of any Units issued hereunder shall be subject to any clawback or other recovery by the Partnership Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

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IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Service Provider has set his hand as to the date and year first above written.

EAGLE ROCK ENERGY G&P, LLC

By:_____________________________

Name: Joseph A. Mills

Title: Chief Executive Officer

______________________________________
Name of Service Provider